--------------------------------------------------------------------------------

                       Osage Federal Financial, Inc. (MHC)


                                   CONVERSION

                                   VALUATION

                                   APPRAISAL


                     Date of Market Prices: December 4, 2003

--------------------------------------------------------------------------------

                                Table of Contents
                          Osage Federal Financial, Inc.
                               Pawhuska, Oklahoma


INTRODUCTION                                                                   1
--------------------------------------------------------------------------------



1.  OVERVIEW AND FINANCIAL ANALYSIS                                            3
--------------------------------------------------------------------------------

   GENERAL OVERVIEW                                                            3
   HISTORY                                                                     4
   STRATEGIC DIRECTION                                                         5
   BALANCE SHEET TRENDS                                                        6
   LOAN PORTFOLIO                                                              8
   INVESTMENTS                                                                11
   INVESTMENTS AND MORTGAGE-BACKED SECURITIES                                 12
   ASSET QUALITY                                                              13
   FUNDING COMPOSITION                                                        16
   ASSET/LIABILITY MANAGEMENT                                                 18
   NET WORTH AND CAPITAL                                                      19
   INCOME AND EXPENSE TRENDS                                                  20
   LEGAL PROCEEDINGS                                                          25
   SUBSIDIARIES                                                               25


2.  MARKET AREA ANALYSIS                                                      26
--------------------------------------------------------------------------------

   MARKET AREA DEMOGRAPHICS                                                   27
   MARKET AREA DEPOSIT CHARACTERISTICS                                        29


3.  COMPARISONS WITH PUBLICLY TRADED THRIFTS                                  30
--------------------------------------------------------------------------------


   INTRODUCTION                                                               30
   SELECTION CRITERIA                                                         30
   BASIS FOR COMPARISON                                                       32
   OVERVIEW OF THE COMPARABLES                                                32


4.  MARKET VALUE DETERMINATION                                                35
--------------------------------------------------------------------------------

   MARKET VALUE ADJUSTMENTS                                                   35
   FINANCIAL CONDITION                                                        36
   BALANCE SHEET GROWTH                                                       39
   EARNINGS QUALITY, PREDICTABILITY AND GROWTH                                40
   MARKET AREA                                                                44
   CASH DIVIDENDS                                                             45

--------------------------------------------------------------------------------

   LIQUIDITY OF THE ISSUE                                                     47
   RECENT REGULATORY MATTERS                                                  48


5.  OTHER FACTORS                                                             49
--------------------------------------------------------------------------------

   MANAGEMENT                                                                 49
   SUBSCRIPTION INTEREST                                                      50
   VALUATION ADJUSTMENTS                                                      52
   DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES                          53
   FULL OFFERING VALUE IN RELATION TO COMPARABLES                             55
   COMPARISON TO NONLIQUID MHC                                                58
   COMPARISON TO RECENT MHC CONVERSIONS                                       60
   VALUATION CONCLUSION                                                       61



--------------------------------------------------------------------------------

                                 List of Figures
                          Osage Federal Financial, Inc.
                               Pawhuska, Oklahoma


Figure 1 - Current Facilities List                                             3
Figure 2 - Asset and Retained Earnings Chart                                   6
Figure 3 - Key Balance Sheet Data                                              7
Figure 4 - Key Ratios                                                          7
Figure 5 - Net Loans Receivable Chart                                          8
Figure 6 - Loan Mix as of September 30, 2003 Chart                             9
Figure 7 - Loan Mix                                                           10
Figure 8 - Securities Chart                                                   11
Figure 9 - Investment Mix                                                     12
Figure 10 - Asset Quality Chart                                               13
Figure 11 - Non-Performing Loans                                              14
Figure 12 - Allowance for Possible Loan and Lease Losses Chart                15
Figure 13 - Deposit and Borrowing Trend Chart                                 16
Figure 14 - Deposit Mix                                                       17
Figure 15 - Net Portfolio Value                                               18
Figure 16 - Capital analysis                                                  19
Figure 17 - Net Income Chart                                                  20
Figure 18 - Average Yields and Costs                                          21
Figure 19 - Spread and Margin Chart                                           22
Figure 20 - Income Statement Trends                                           23
Figure 21 - Profitability Trend chart                                         24
Figure 22 - Market Area Maps                                                  26
Figure 23 - Population Demographics                                           27
Figure 24 - Household Characteristics                                         28
Figure 25 - Deposit Market Share                                              29
Figure 26 - Deposit Market Share                                              29
Figure 27 - Comparable Group                                                  31
Figure 28 - Key Financial Indicators                                          34
Figure 29 - Key Balance Sheet Data                                            36
Figure 30 - Capital Data                                                      37
Figure 31 - Asset Quality Table                                               38
Figure 32 - Balance Sheet Growth Data                                         39
Figure 17 - Net Income Chart                                                  41
Figure 34 - Profitability Data                                                42
Figure 35 - Income Statement Data                                             43
Figure 36 - Market Area Data                                                  44
Figure 37 - Dividend Data                                                     45
Figure 38 - Market Capitalization Data                                        47
Figure 39 - MHC Reorganizations (Since 1/1/99) Pro Forma Data                 50
Figure 40 - MHC Reorganizations Price Appreciation                            51
Figure 41 - Value Range - Full Offering                                       55
Figure 42 - As If Fully Converted Offering Pricing Multiples                  56
Figure 43 - Comparable as If Fully Converted Pricing Multiples to the
              Bank's Pro Forma Midpoint                                       56
Figure 44 - Comparable as If Fully Converted Pricing Multiples to the
              Bank's Pro Forma Super Maximum                                  56
Figure 45 - Value Range MHC Offering Data                                     57
Figure 46 - Comparison to Recent MHC Offerings, As If Fully Converted         58

Figure 47 - Southwest Pink Sheet MHC as If Fully Converted Pricing
              Multiples to the Bank's Pro Forma Midpoint                      59
Figure 48 - Southwest Pink Sheet MHC as If Fully Converted Pricing
              Multiples to the Bank's Pro Forma Super Maximum                 59
Figure 49 - Comparison to Recent MHC Offerings                                60

                                List of Exhibits
                          Osage Federal Financial, Inc.
                               Pawhuska, Oklahoma

   EXHIBIT
--------------

     1.   PROFILE OF FINPRO, INC.

     2.   STATEMENTS OF FINANCIAL CONDITION

     3.   STATEMENTS OF INCOME

     4.   RECONCILIATION OF THE TFR SCHEDULE SO AND THE GAAP INCOME STATEMENT

     5.   STATEMENTS OF RETAINED EARNINGS

     6.   STATEMENTS OF CASH FLOWS

     7.   SELECTED FINANCIAL DATA

     8.   INDUSTRY FULLY CONVERTED MULTIPLES

     9.   MHC CONVERSIONS 1999 TO DATE

     10.  FULL OFFERING APPRAISAL PRO FORMA SEPTEMBER 30, 2003 - 12 MONTHS

     11.  MHC OFFERING APPRAISAL PRO FORMA SEPTEMBER 30, 2003 - 12 MONTHS

     12.  MHC OFFERING CIRCULAR PRO FORMA JUNE 30, 2003 - 12 MONTHS

     13.  MHC STUB PRO FORMA SEPTEMBER 30, 2003 - 3 MONTHS

Conversion Valuation Appraisal Report                                     Page 1
================================================================================

INTRODUCTION

This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") of Osage Federal Financial, Inc. (the "Company") in connection with the issuance of 30% of the outstanding common stock of the Company. Osage Federal MHC will own the remainder of the common stock of Osage Federal Financial, Inc. after the stock issuance.

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

     o    30.00% of the stock will be offered to the public,
     o    the stock will be issued at $10.00 per share,
     o    the conversion expenses will be $340 thousand at the midpoint,
     o there will be an 8% ESOP funded internally, amortized over 10 years straight-line,
     o    there will be a 4% MRP, amortized over 5 years straight-line,
     o    the tax rate is assumed at 38.00%,
     o the net proceeds will be invested at the three-year treasury rate of 2.15%, pre-tax, and
     o    the MHC will be capitalized with $100 thousand.

It is our understanding that the Company will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, to Supplemental Eligible Account Holders of the Bank, and to Other Members. This appraisal has been prepared in accordance with Regulation 563b.7 and the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the financial statements of the Bank's operations for the three months ended September 30, 2003, and the Bank's audited financials for the years ended June 30, 2002 and June 30, 2003. We also reviewed the Bank's Application for Approval of Conversion including the Proxy Statement and the Company's Form MHC-1 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as "the Bank") and held due diligence related discussions with the Bank's management and board, BKD LLP (the Bank's independent auditor), Keefe Bruyette & Woods, Inc. (the Bank's underwriter), and Malizia Spidi & Fisch, P.C. (the Bank's special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Conversion Valuation Appraisal Report                                     Page 2
================================================================================

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank's estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

OUR VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, TO BE A RECOMMENDATION OF ANY KIND AS THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK IN THE STOCK ISSUANCE. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS WHO PURCHASE SHARES OF COMMON STOCK IN THE STOCK ISSUANCE WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. FINPRO IS NOT A SELLER OF SECURITIES WITHIN THE MEANING OF ANY FEDERAL OR STATE SECURITIES LAWS. ANY REPORT PREPARED BY FINPRO SHALL NOT BE USED AS AN OFFER OR SOLICITATION WITH RESPECT TO THE PURCHASE OR SALE OF ANY SECURITIES.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report                                     Page 3
================================================================================



1.  OVERVIEW AND FINANCIAL ANALYSIS


      GENERAL OVERVIEW


The Bank, after the Conversion, will be a federally chartered savings bank. As of September 30, 2003, the Bank had $77.3 million in total assets, $57.4 million in deposits, $47.2 million in net loans and $7.6 million in equity.

The following table shows the Bank's facilities as of September 30, 2003.


                       FIGURE 1 - CURRENT FACILITIES LIST

--------------------------------------------------------------------------------
                                                                      Net Book
                                        Year           Leased or      Value at
Location                               Opened           Owned     Sept. 30, 2003
--------------------------------------------------------------------------------

Main Office:
Main Office                             1978            Owned           $736,000
239 East Main Stret
Pawhuska, OK 74056

Branch Office
3309 SE Frank Phillips Boulevard        1991            Owned           $453,000
Bartlesville, OK 74006

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                     Page 4
================================================================================





                HISTORY



The Bank is a federally chartered mutual savings and loan association. Originally chartered by the State of Oklahoma in 1918 as the National Building and Loan Association, it converted to a federally chartered savings and loan association in 1935 and adopted its current name. The Bank's deposits are federally insured to applicable limits by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. The Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank operates as a traditional community bank, offering retail banking services, one- to four-family mortgage loans, multi-family, commercial and other real estate mortgage loans, construction loans and consumer loans. The Bank currently operates from its main office in Pawhuska, Oklahoma, and a branch office in Bartlesville, Oklahoma.

Conversion Valuation Appraisal Report                                     Page 5
================================================================================





                STRATEGIC DIRECTION



The business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing quality service at competitive prices and emphasizing local control and decision-making. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one- to four-family residential real estate located in our market area. To the extent that new deposits have exceeded loan originations, the Bank has invested these deposits primarily in mortgage-backed securities. The Bank intends to continue to emphasize a variety of deposit and loan products, with the latter consisting primarily of one-to-four family mortgages, and multi-family and commercial real estate mortgage loans.

For the past several years, the Bank has derived a significant portion of its income from gains on sales of residential mortgage loans to the Federal Home
Loan Mortgage Corporation, or Freddie Mac, a U.S. government-sponsored enterprise in the business of purchasing other residential mortgages from thrifts and other eligible seller/servicers. During this period, long-term interest rates have declined to record loan levels and much of the Bank's lending has involved the refinancing of existing mortgages for long-term fixed-rate loans at the current rate. The Bank has generally chosen to sell these mortgages rather than hold them in portfolio to reduce exposure to interest rate risk. As interest rates have recently stabilized, refinancing activity has slowed and the Bank has not been originating as many long-term, fixed-rate loans for sale to Freddie Mac. Consequently, the Bank has begun to emphasize the organization of shorter-term fixed-rate loans and adjustable-rate loans for portfolio consistent with our asset liability management policies. There can be no assurance, however, that the Bank will be able to originate sufficient loans for portfolio to compensate for the anticipated decline in income from gains on sales of loans.

Conversion Valuation Appraisal Report                                     Page 6
================================================================================





                BALANCE SHEET TRENDS



The Bank's balance sheet decreased by $1.2 million, or 1.58%, from $78.5 million at June 30, 2003 to $77.3 million at September 30, 2003.

Equity has increased $76 thousand, or 1.01%, from $7.5 million at June 30, 2003 to $7.6 million at September 30, 2003. The equity to assets ratio is currently 9.86%.




                  FIGURE 2 - ASSET AND RETAINED EARNINGS CHART


                                   [BAR GRAPH]

                        Jun - 02               $77,879
                        Jun - 03                78,523
                        Sep - 03                77,278


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                     Page 7
================================================================================




The following tables set forth certain information concerning the financial position of the Bank at the dates indicated.

                        FIGURE 3 - KEY BALANCE SHEET DATA

                                       At September 30,      At June 30,
                                      -----------------   -----------------
                                       2003      2002      2003      2002
                                      -------   -------   -------   -------
Balance Sheet Data:                               (In thousands)
Assets                                $77,278   $79,557   $78,523   $77,879
Loans receivable, net                  47,234    50,606    46,342    51,919
Loans held-for-sale                        55       604     1,281       467
Securities                             20,344    17,418    17,974    15,339
Cash and cash equivalents               6,882     8,210    10,114     7,318
Deposits                               57,379    58,915    58,833    58,848
FHLB advances                          11,000    12,000    11,000    11,000
Total equity                            7,617     7,181     7,541     7,010

Source:  Offering Prospectus


                              FIGURE 4 - KEY RATIOS


                                                                 At or For                At or For
                                                               Three Months Ended        Year Ended
                                                                  September 30,           June 30,
                                                               ------------------    ------------------
                                                                 2003       2002       2003       2002
                                                               -------    -------    -------    -------
Performance Ratios (1):
  Return on average assets                                       0.56%      0.83%      0.67%      0.72%

  Return on average equity                                       5.76%      9.28       7.27       8.21

  Interest rate spread                                           2.21%      2.63       2.31       2.50

  Net interest margin on average interest-earning assets         2.61%      3.08       2.73       2.99

  Average interest-earning assets to average
     interest-bearing liabilities                              115.27%    113.34     113.60     112.47

  Efficiency ratio                                              76.05%     67.75      71.88      69.78

Asset Quality Ratios:
  Non-performing loans to total loans, net                       0.11%      0.12       0.30       0.10

  Non-performing assets to total assets                          0.22%      0.09       0.33       0.18

  Net charge-offs to average loans outstanding                   0.00%      0.00       0.00       0.00

  Allowance for loan losses to total loans                       0.83%      0.79       0.85       0.77

  Allowance for loan losses to non-performing loans            801.96%    801.96     292.14     801.96

Capital Ratios:
  Average equity to average assets                               9.70       8.98       9.21       8.74

  Equity to assets at period end                                 9.86       9.03       9.60       9.00

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                     Page 8
================================================================================


                LOAN PORTFOLIO



The Bank's loan portfolio has increased by $892 thousand from June 30, 2003 to September 30, 2003, and as a percent of assets, the loan portfolio has increased from 59.02% to 61.12%, respectively.

                      FIGURE 5 - NET LOANS RECEIVABLE CHART

                                  [BAR GRAPH]

                        Jun - 02               $51,919
                        Jun - 03                46,342
                        Sep - 03                47,234



Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                     Page 9
================================================================================




The Bank's loan portfolio is predominately one-to-four family based.



               FIGURE 6 - LOAN MIX AS OF SEPTEMBER 30, 2003 CHART


                                   [PIE CHART]

                One-to-four family residential          68%
                Construction                             5%
                Multi and commercial                    11%
                Automobile                               7%
                Second Mortgage                          6%
                Other consumer                           3%

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 10
================================================================================


The Bank's loan mix remains primarily real estate-oriented in its composition. The mix has shifted slightly toward multifamily/commercial real estate and construction loans and away from one-to-four family loans.

                               FIGURE 7 - LOAN MIX

                                     At September 30,               At June 30,
                                     ----------------    -----------------------------------
                                           2003              2003                 2002
                                     ----------------    ----------------   ----------------
                                     Amount   Percent    Amount   Percent   Amount   Percent
                                     ------   -------    ------   -------   ------   -------
                                                   (Dollars in thousands)
Real estate mortgage:
  One-to-four family                $33,693      68.1%   $33,757    70.1%   $38,894     73.3%
  Multi-family and commercial         5,220      10.6      4,389     9.1      3,682      6.9
Construction                          2,565       5.2      1,926     4.0      1,571      3.0
Automobile                            3,554       7.2      3,605     7.5      4,469      8.4
Second mortgage                       2,946       6.0      2,649     5.5      2,498      4.7
Other consumer                        1,441       2.9      1,845     3.8      1,965      3.7
                                    -------     -----    -------   -----    -------    -----

     Total loans                    $49,419     100.0%   $48,171   100.0%   $53,079    100.0%
                                                =====              =====               =====
Less:
  Loans in process                    1,757                1,405                726
  Net deferred loan fees                 19                   15                 25
  Allowance for loan losses             409                  409                409
                                    -------              -------            -------

     Total loans, net               $47,234              $46,342            $51,919
                                    =======              =======            =======

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 11
================================================================================





                INVESTMENTS



The Bank increased its investment portfolio from $17.9 million at June 30, 2003, to $20.3 million at September 30, 2003. The AFS securities are entirely a MBS ARM mutual fund.

                           FIGURE 8 - SECURITIES CHART

                                  [BAR GRAPH]

                        Total   $15,339     $17,974    $20,334
                        AFS       7,155       9,375     11,372
                        HTM       8,184       8,599      8,972

                               Jun - 02    Jun - 03   Sep - 03

Source:  Offering Prospectus

Note: Held to maturity securities are shown at book value and available for sale securities are shown at fair value.

Conversion Valuation Appraisal Report                                    Page 12
================================================================================







                INVESTMENTS AND MORTGAGE-BACKED SECURITIES



The following table illustrates the Bank's investment portfolio.

                            FIGURE 9 - INVESTMENT MIX

--------------------------------------------------------------------------------
                                    At September 30,          At June 30,
                                   -----------------  --------------------------
                                          2003            2003            2002
--------------------------------------------------------------------------------
                                                (Dollars in thousands)
Securities Held-to-Maturity:
Mortgage-backed securities and CMOs     $ 8,972         $ 8,599         $ 8,184

Securities Available-for-Sale
AMF Adjustable-Rate Mortgage Fund        11,372           9,375           7,155
                                        -------         -------         -------
Total                                   $20,344         $17,974         $15,339
                                        =======         =======         =======
--------------------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 13
================================================================================



                ASSET QUALITY



The Bank's level of nonperforming loans has decreased from $140 thousand at June 30, 2003 to $51 thousand at September 30, 2003. Nonperforming loans as a percentage of total loans also decreased.

                         FIGURE 10 - ASSET QUALITY CHART


                                   [BAR GRAPH]

                                    June 02      June 03     Sep 03
                                    -------      -------     ------
            Nonperforming Loans     $  51        $  140      $  51
            NPLs to Pd End Loans     0.10%         0.30%      0.11%

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 14
================================================================================




At September 30, 2003, the Bank's nonperforming loans to net loan ratio was 0.11% and the non-performing assets to total assets ratio was 0.22%.

                        FIGURE 11 - NON-PERFORMING LOANS

                                                                       At
                                                                 September 30,             At June 30,
                                                                 -------------       ---------------------
                                                                      2003            2003           2002
                                                                      ----            ----           ----
                                                                            (Dollars in thousands)
Loans accounted for on a non-accrual basis:
  One-to-four family                                                 $   51          $  131         $   51
                                                                     ------          ------         ------
     Total                                                           $   51          $  131         $   51
                                                                     ======          ======         ======
Accruing loans which are contractually past due 90 days or more:
One-to-four family                                                   $    -          $    9         $    -
                                                                     ------          ------         ------
     Total                                                           $    -          $    9         $    -
                                                                     ======          ======         ======
Total non-performing loans                                           $   51          $  140         $   51
                                                                     ======          ======         ======
Foreclosed assets held for sale                                      $  118          $  118         $   89
                                                                     ======          ======         ======
Total non-performing assets                                          $  169          $  258         $  140
                                                                     ======          ======         ======

Total non-performing loans to net loans                                0.11%           0.30%          0.10%
                                                                     ======          ======         ======
Total non-performing loans to total assets                             0.07%           0.18%          0.06%
                                                                     ======          ======         ======
Total non-performing assets to total assets                            0.22%           0.33%          0.18%
                                                                     ======          ======         ======


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 15
================================================================================




ALLL has remained constant since June 30, 2002. The Bank's ALLL to loans ratio decreased modestly from 0.85% at June 30, 2003 to 0.83% at September 30, 2003.

         FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART


                                   [BAR GRAPH]

                                Jun - 02        $409
                                Jun - 03        $409
                                Sep - 03        $409

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 16
================================================================================





                           FUNDING COMPOSITION



Deposits have decreased from $58.8 million at June 30, 2003 to $57.4 million at September 30, 2003. The Bank has $11.0 million in FHLB advances.

                  FIGURE 13 - DEPOSIT AND BORROWING TREND CHART


                                  [BAR GRAPH]

                                        Deposits      Borrowings
                                        --------      ----------
                        Jun - 02        $58,848         $11,000
                        Jun - 03        $58,833         $11,000
                        Sep - 03        $57,379         $11,000

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 17
================================================================================




The following chart illustrates the Bank's deposit mix as of September 30, 2003. The Bank is heavily dependent on CDs.

                             FIGURE 14 - DEPOSIT MIX


                                   [PIE CHART]

                       CDs                                     61%
                       Savings                                  7%
                       Money Market                            15%
                       NOW and Interest Bearing Demand         12%
                       Non-interest Bearing                     5%

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 18
================================================================================





                ASSET/LIABILITY MANAGEMENT



The following chart depicts the Bank's Net Portfolio Value ("NPV") as calculated by the OTS at September 30, 2003 under all rate shocks.

                         FIGURE 15 - NET PORTFOLIO VALUE

                                                          NPV
                   Net Portfolio Value       as % of Present Value of Assets
                 -----------------------     -------------------------------

   Changes in                                             NPV       Basis Point
    Rates(1)     $ Amount       $ Change   % Change      Ratio        Change
    --------     --------       --------   --------   -----------     ------
                  (Dollars in thousands)
+300 bp           $8,271       $(1,192)      (13)%      10.74%       -103 bp
+200 bp            8,946          (517)       (5)%      11.42         -35 bp
+100 bp            9,367           (96)       (1)%      11.78          +1 bp
   0 bp            9,463            --        --        11.77          --
-100 bp            9,274          (189)       (2)%      11.44         -33 bp

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 19
================================================================================





                NET WORTH AND CAPITAL



At September 30, 2003, the Bank had capital in excess of the minimum requirements for all capital ratios.

                          FIGURE 16 - CAPITAL ANALYSIS

--------------------------------------------------------------------------------
                                                Historical at September 30, 2003
                                                --------------------------------
Regulatory Capital Position                                       Percentage of
                                                Amount                Assets
--------------------------------------------------------------------------------
GAAP Capital                                    $ 7,617                 9.86%

Tier 1 (Core) Capital
Capital Level                                   $ 7,626                 9.86%
Requirement                                       3,092                 4.00%
--------------------------------------------------------------------------------
Excess                                          $ 4,534                 5.86%

Total Risk-Based Capital
Capital Level                                   $79,871                22.18%
Requirement                                       2,879                 8.00%
--------------------------------------------------------------------------------
Excess                                          $76,992                14.18%
--------------------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 20
================================================================================





                INCOME AND EXPENSE TRENDS



The Bank posted net income of $531 thousand for the year ended June 30, 2003, down $22 thousand from the year ended June 30, 2002. The decrease was attributable to lower net interest income and higher noninterest expense. These changes were partially offset by higher noninterest income resulting from increased gain on sales of loans. The net income for the three months ended September 30, 2003 decreased from three months ended September 30, 2002 due to lower net interest income.

                          FIGURE 17 - NET INCOME CHART


                                  [BAR GRAPH]

                            Jun - 02        $553
                            Jun - 03        $531
                            Sep - 03        $440

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 21
================================================================================




The net interest spread and margin decreased between the three months ended September 30, 2002 and the three months ended September 30, 2003. The decrease is attributable to lower yield, which was partially offset by lower cost of funds.

                      FIGURE 18 - AVERAGE YIELDS AND COSTS

                                                       Three Months Ended September 30,
                                      -----------------------------------------------------------------
                                             2003                             2002
                                      -------------------------------  --------------------------------
                                      Average               Average    Average                 Average
                                      Balance    Interest  Yield/Cost  Balance    Interest   Yield/Cost
                                      -------    --------  ----------  -------    --------   ----------
                                                 (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net                $48,038      $  848     7.00%    $52,657      $1,039       7.83%
 Securities                            28,241         159     2.23      24,569         217       3.50
                                      -------      ------              -------      ------
  Total interest-earning assets        76,279      $1,007     5.24      77,226      $1,256       6.45
                                                   ------                           ------
Non-interest-earning assets             1,837                            1,746
                                      -------                         --------
  Total assets                        $78,116                          $78,972
                                      =======                          =======
Interest-bearing liabilities:
 Demand and NOW accounts              $ 6,152          10     0.64     $ 5,996          16       1.06
 Money market savings                   8,637          32     1.47       7,760          40       2.05
 Savings                                4,130          10     0.96       3,800          13       1.36
 Certificates of deposit               36,250         302     3.31      39,057         417       4.24
 FHLB advances                         11,000         151     5.45      11,500         170       5.86
                                      -------     -------              -------      ------
  Total interest-bearing
    liabilities                        66,169         505     3.03      68,113         656       3.82
                                                  -------                           ------
Non-interest-bearing liabilities.       4,368                            3,765
                                      -------                          -------
 Total liabilities                     70,537                           71,878
Retained earnings                       7,579                            7,094
                                      -------                          -------
 Total liabilities and
   retained earnings                  $78,116                          $78,972
                                      =======                           ======
Net interest income                               $   502                           $  600
                                                  =======                           ======
Interest rate spread                                          2.21%                              2.63%
Net yield on interest-earning
  assets                                                      2.61%                              3.08%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                              115.27%                            113.34%


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 22
================================================================================


The following chart illustrates that the Bank's spread and margin decreased between the year ended June 30, 2002 and the year ended June 30, 2003. Spread and margin decreased during the three months ended September 30, 2003, as the decline in yield was only partially offset by the decline in cost of funds.

                       FIGURE 19 - SPREAD AND MARGIN CHART

                                  [LINE GRAPH]

                                       Spread          Margin
                                       ------          ------
                        Jun - 02        2.99%           2.50%
                        Jun - 03        2.73            2.31
                        Sep - 03        2.61            2.21

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 23
================================================================================




The Bank posted net income of $110 for the three months ended September 30, 2003, compared with $166 million for the three months ended September 30, 2002. The decrease is primarily attributable to lower net interest income.

                       FIGURE 20 - INCOME STATEMENT TRENDS


                                          At or For           At or For
                                     Three Months Ended       Year Ended
                                        September 30,          June 30,
                                      -----------------   -----------------
                                       2003      2002      2003      2002
                                      -------   -------   -------   -------
                                                   (In thousands)
Summary of Operations:
Interest income ...................   $ 1,007   $ 1,256   $ 4,494   $ 5,190
Interest expense ..................       505       656     2,378     2,942
                                      -------   -------   -------   -------
Net interest income ...............       502       600     2,116     2,248
Provision for loan losses .........         -         -         -         -
                                      -------   -------   -------   -------
Net interest income after provision
  for loan losses .................       502       600     2,116     2,248
Noninterest income ................       237       231       921       694
Noninterest expense ...............       562       563     2,183     2,053
                                      -------   -------   -------   -------
Income before income taxes ........       177       268       854       889
Provisions for income taxes .......        67       102       323       336
                                      -------   -------   -------   -------
Net income ........................   $   110   $   166   $   531   $   553
                                      =======   =======   =======   =======


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 24
================================================================================




The ROAA, consistent with net income, decreased for the annualized three months ended September 30, 2003 relative to the twelve months ended June 30, 2003.

                      FIGURE 21 - PROFITABILITY TREND CHART

                                  [BAR GRAPH]

                                Jun - 02        $553
                                Jun - 03         531
                                Sep - 03         440

    NOTE: The September 30, 2003 figure is for the three months ended
          September 30, 2003 annualized.

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 25
================================================================================





                LEGAL PROCEEDINGS



The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at September 30, 2003 that would have a material effect on its operations or income.



                SUBSIDIARIES



The Bank has no subsidiaries.

Conversion Valuation Appraisal Report                                    Page 26
================================================================================



2.  MARKET AREA ANALYSIS

The following map illustrates the location of the Bank's branches.

                          FIGURE 22 - MARKET AREA MAPS

                  [MAP OF COUNTIES IN WHICH BANK HAS OFFICES]

Conversion Valuation Appraisal Report                                    Page 27
================================================================================





                MARKET AREA DEMOGRAPHICS



The following tables summarize the demographics for the Bank's markets.

                       FIGURE 23 - POPULATION DEMOGRAPHICS

                                [GRAPHIC OMITTED]

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

Source: Claritas

Conversion Valuation Appraisal Report                                    Page 28
================================================================================

                      FIGURE 24 - HOUSEHOLD CHARACTERISTICS

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

Source: Claritas

Conversion Valuation Appraisal Report                                    Page 29
================================================================================





                MARKET AREA DEPOSIT CHARACTERISTICS



Due to the nature of the Bank's service area, the competition was defined as all branches within the zip code.


                        FIGURE 25 - DEPOSIT MARKET SHARE

                         74056: Market Share by Institution Type
                             Total         Mkt Share  $ Growth        % Growth       Avg Branch          Branch Per
Institution                  2002            2002    1998-2002        1998-2002        2002       Count    Index
-------------------------------------------------------------------------------------------------------------------
Total                        $83,113       100.00%   ($7,047)         -7.82%         $27,704         3       1.00
===================================================================================================================
Commercial Banks             $45,117        54.28%   ($8,760)        -16.26%         $22,559         2       0.81
Savings Banks                     $0         0.00%        $0           0.00%              $0         0       0.00
Thrifts                      $37,996        45.72%    $1,713           4.72%         $37,996         1       1.37
Credit Unions                     $0         0.00%        $0           0.00%              $0         0       0.00


                         74056: Market Share by Institution
                             Total         Mkt Share  $ Growth        % Growth       Avg Branch          Branch Per
Institution                  2002            2002    1998-2002        1998-2002        2002       Count    Index
-------------------------------------------------------------------------------------------------------------------
Total                        $83,113       100.00%   ($7,047)         -7.82%         $27,704         3       1.00
===================================================================================================================
Osage FS&LA of Pawhuska      $37,996        45.72%    $1,713           4.72%         $37,996         1       1.37
NBC Bank                     $22,693        27.30%   ($3,649)        -13.85%         $22,693         1       0.82
First Natl Bk Pwhska         $22,424        26.98%   ($5,111)        -18.56%         $22,424         1       0.81

Source: SNL Securities data, FinPro calculations.

                        FIGURE 26 - DEPOSIT MARKET SHARE



                         74056: Market Share by Institution Type
                             Total         Mkt Share  $ Growth        % Growth       Avg Branch          Branch Per
Institution                  2002            2002    1998-2002        1998-2002        2002       Count    Index
-------------------------------------------------------------------------------------------------------------------
Total                        $204,824      100.00%   ($18,473)        -8.27%         $25,603         8       1.00
===================================================================================================================
Commercial Banks             $174,905       85.39%   ($21,588)       -10.99%         $29,151         6       1.14
Savings Banks                      $0        0.00%         $0          0.00%              $0         0       0.00
Thrifts                       $20,854       10.18%     $1,315          6.73%         $20,854         1       0.81
Credit Unions                  $9,065        4.35%     $1,800         24.78%          $9,065         1       0.35


                         74056: Market Share by Institution
                             Total         Mkt Share  $ Growth        % Growth       Avg Branch          Branch Per
Institution                  2002            2002    1998-2002        1998-2002        2002       Count    Index
-------------------------------------------------------------------------------------------------------------------
Total                       $204,824       100.00%  ($18,473)         -8.27%         $25,603         8       1.00
===================================================================================================================
Osage FS&LA of Pawhuska      $20,854        10.18%    $1,315           6,73%         $20,854         1       0.81
Bank of Oklahoma NA          $80,674        39.39%  ($48,361)        -37.48%         $40,337         2       1.58
Arvest Bank                  $84,552        41.28%   $17,094          25.34%         $42,276         2       1.65
OK FCU                        $9,065         4.43%    $1,800          24.78%          $9,065         1       0.35
City Nationa B&TC               $638         0.31%      $638           0.00%            $638         1       0.02
NBC Bank                          $0         0.00%        $0           0.00%              $0         0       0.00
Home National Bank            $9,041         4.41%    $9,041           0.00%          $9,041         1       0.35


Source: SNL Securities data, FinPro calculations.

Conversion Valuation Appraisal Report                                    Page 30
================================================================================



3.  COMPARISONS WITH PUBLICLY TRADED THRIFTS



                INTRODUCTION



This section presents an analysis of the Bank's operations against a selected group ("Comparable Group") of publicly traded Mutual Holding Companies ("MHCs"). The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group's current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank to-be-issued common stock.


                SELECTION CRITERIA



The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

Based upon our experience, FinPro has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. In addition, MHCs have the potential for a remutualization transaction, although this potential has been significantly reduced by recent OTS parameters. Finally, OTS regulated institutions have the ability to waive dividends to the MHC. Due to these differences, MHC trading multiples are substantially different than fully converted trading multiples. FinPro concluded that the appropriate Comparable Group should be comprised of liquidly traded MHCs.

Conversion Valuation Appraisal Report                                    Page 31
================================================================================

As of the date of this appraisal, there were a total of 18 MHCs traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, since these companies trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value. These institutions are examined on a secondary basis.

In examining the Bank relative to other publicly traded MHCs, one of the largest differences is the difference in size.

One of the MHCs, Skibo Financial, is an announced "remutualization" and is therefore not appropriate as a Comparable as its trading price is reflective of the negotiated acquisition price. Another MHC, Provident Bancorp, is undertaking a second step conversion and is therefore not appropriate for a Comparable due to distortion of trading multiples. Charter Financial would be a poor Comparable as a substantial equity portfolio skews their trading multiples. Based upon the Bank's asset base of $64 million, seven MHCs, Capital Federal ($8.6B), Hudson City Bancorp ($15.9), Northwest Bancorp ($6.0B), People's Bank ($11.8B),
Partners Trust ($1.3B), Westfield ($816M) and BCSB ($640M) were considered too big. This resulted in a total of 8 Comparables, which is below the normal minimum of 10. FinPro believes, however, that using a Comparable Group of this eight is better than using a group of 10 that is less relevant. Also, none of excluded companies were geographically proximate. None of the eight Comparables are located in the Southwest Region.

                          FIGURE 27 - COMPARABLE GROUP

                                                                       Corporate
                                         --------------------------------------------------------------------------
                                                                          Number
                                                                            of     IPO            Conversion
 Ticker     Short Name                   Exchange    City          State Offices   Date              Type
-------------------------------------------------------------------------------------------------------------------

GOV  Gouverneur Bancorp Inc. (MHC)          AMEX    Gouverneur       NY      2     03/23/1999   Mutual Holding Co
ALLB Greater Delaware Valley Saving (MHC)   NASDAQ  Broomall         PA      8     03/03/1995   Mutual Holding Co
GCBC Greene County Bancorp Inc. (MHC)       NASDAQ  Catskill         NY      6     12/30/1998   Mutual Holding Co
JXSB Jacksonville Bancorp, Inc. (MHC)       NASDAQ  Jacksonville     IL      8     04/21/1995   Mutual Holding Co
ONFC Oneida Financial Corp. (MHC)           NASDAQ  Oneida           NY      9     12/30/1999   Mutual Holding Co
PBHC Pathfinder Bancorp, Inc. (MHC)         NASDAQ  Oswego           NY      6     11/16/1995   Mutual Holding Co
ROME Rome Bancorp, Inc. (MHC)               NASDAQ  Rome             NY      4     10/06/1989   Mutual Holding Co
WCFB Webster City Federal Bancorp (MHC)     NASDAQ  Webster City     IA      1     08/15/1994   Mutual Holding Co
-------------------------------------------------------------------------------------------------------------------
     Average
     Median
     Maximum
     Minimum

TBD  Osage Federal Financial, Inc.         Pinks   Pawhuska         OK      2              TBD Mutual Holding Co

Conversion Valuation Appraisal Report                                    Page 32
================================================================================


All 8 of the Comparables have been public for more than one year. FinPro would ordinarily exclude institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively.



                BASIS FOR COMPARISON



MHCs have different percentages of minority ownership. In order to adjust for this factor, all of the Comparables' pricing multiples are represented as if the MHC undertook a second step, based upon standardized assumptions. These multiples will be referred to as "fully converted" pricing multiples.



                OVERVIEW OF THE COMPARABLES



The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.       Asset size
2.       Profitability
3.       Capital Level
4.       Balance Sheet Mix
5.       Operating Strategy
6.       Date of conversion


1. ASSET SIZE The Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $88.8 million to $424.9 million in total assets with a median of $267.2 million. The Bank's asset size was $77.3 million as of September 30, 2003. On a pro forma basis, the Bank's assets are projected to be $80.7 million.

2. PROFITABILITY The Comparable Group had a median ROAA of 0.71% and a median ROAE of 5.37% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.36% to a high of 1.16%, while the ROAE measure ranged from a low of 3.42% to a high of 7.94%. The Bank had an ROAA of 0.56% and an ROAE of 5.76% for the three months ending September 30, 2003,

Conversion Valuation Appraisal Report                                    Page 33
================================================================================


2003, annualized. On a pro forma basis, the Bank's ROAA and ROAE are 0.57% and 4.18%, respectively, for the last twelve months.

3. CAPITAL LEVEL The Comparable Group had a median equity to assets ratio of 11.31% with a high of 21.31% and a low of 7.44%. At September 30, 2003, the Bank had an equity to assets ratio of 9.86%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 13.67%.

4. BALANCE SHEET MIX At September 30, 2003, the Bank had a net loan to asset ratio of 61.12%. The median loan to asset ratio for the Comparables was 59.33%, ranging from a low of 46.38% to a high of 75.93%. On the liability side, the Bank's deposit to asset ratio was 74.25% at September 30, 2003 while the Comparable median was 73.68%, ranging from 64.09% to 87.42%. The Bank has a borrowings to assets ratio of 14.23% while the Comparable median borrowings to assets ratio was 11.43% with a range of 3.08% to 17.41%.

5. OPERATING STRATEGY An institution's operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. DATE OF CONVERSION Recent conversions, those completed on or after September 30, 2002, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report                                    Page 34
================================================================================



The following table represents key financial indicators for the Bank and the Comparable Group.

                      FIGURE 28 - KEY FINANCIAL INDICATORS

--------------------------------------------------------------------------------
                                                                      Comparable
                                                                        Group
                                                        The Bank        Median
--------------------------------------------------------------------------------
Balance Sheet Data
--------------------------------------------------------------------------------
Gross Loans to Deposits                                   83.03%        82.45%
Total Net Loans to Assets                                 61.12%        59.33%
Securities to Assets                                      26.32%        29.84%
Deposits to Assets                                        74.25%        73.68%
Borrowed Funds to Assets                                  14.23%        11.43%
Interest Earning Assets to Interest Bearing Liabilities  113.78%       112.87%
--------------------------------------------------------------------------------
Balance Sheet Growth - LTM
--------------------------------------------------------------------------------
Asset Growth Rate                                         -2.86%         6.79%
Loan Growth Rate                                          -6.66%         4.77%
Deposit Growth Rate                                       -2.61%         6.67%
--------------------------------------------------------------------------------
Capital
--------------------------------------------------------------------------------
Equity to Assets                                           9.86%        11.31%
Tangible Equity to Assets                                  9.86%        10.19%
Intangible Assets to Equity                                0.00%         0.26%
Regulatory Core Capital to Assets                          9.86%         8.93%
Equity + Reserves to Assets                               10.39%        11.80%
--------------------------------------------------------------------------------
Asset Quality
--------------------------------------------------------------------------------
Non-Performing Loans to Loans                              0.11%         0.58%
Reserves to Non-Performing Loans                         801.96%       128.24%
Non-Performing Assets to Assets                            0.22%         0.50%
Non-Performing Assets to Equity                            2.22%         2.78%
Reserves to Net Loans                                      0.83%         1.00%
Reserves to Non-Performing Assets + 90 Days Del.         242.01%        96.01%
--------------------------------------------------------------------------------
Profitability
--------------------------------------------------------------------------------
Return on Average Assets                                   0.56%         0.71%
Return on Average Equity                                   5.76%         5.37%
--------------------------------------------------------------------------------
Income Statement
--------------------------------------------------------------------------------
Yield on Average Earning Assets                            5.24%         5.94%
Cost of Interest Bearing Liabilities                       3.03%         2.73%
Net Interest Spread                                        2.21%         3.30%
Net Interest Margin                                        2.61%         3.68%
Noninterest Income to Average Assets                       1.21%         0.59%
Noninterest Expense to Average Assets                      2.88%         3.12%
Efficiency Ratio                                          76.05%        70.45%
Overhead Ratio                                            64.74%        62.81%
--------------------------------------------------------------------------------

Source:  The Bank Offering Circular, FinPro calculations and SNL Securities

Note: All of the Bank data is at or for the annualized three months ended September 30, 2003, except where noted.

Note:  All of the Comparable data is as of or for the last twelve months.

4.  MARKET VALUE DETERMINATION

Conversion Valuation Appraisal Report                                    Page 35
================================================================================



                MARKET VALUE ADJUSTMENTS



The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors' viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:
--------------------------------------------
o        Financial Condition

o        Balance Sheet Growth

o        Earnings Quality, Predictability and Growth

o        Market Area

o        Cash Dividends

o        Liquidity of the Issue

o        Recent Regulatory Matters

Adjustments for Other Factors:
-----------------------------

o        Management

o        Subscription Interest


To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. Adjustments, up or down, to the Comparable Group median multiple values are made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report                                    Page 36
================================================================================


                FINANCIAL CONDITION



The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

                       FIGURE 29 - KEY BALANCE SHEET DATA

                                                        Key Financial Data for the Most Recent Quarter
                                       ---------------------------------------------------------------------------
                                           Total      Loans/    Loans/   Securities  Deposits/ Borrowings/  IEA/
                                           Assets    Deposits   Assets     Assets     Assets     Assets     IBL
 Ticker          Short Name Exchange       ($000)      (%)       (%)         (%)        (%)        (%)       (%)
-------------------------------------------------------------------------------------------------------------------
     Comparable Thrift Data
GOV  Gouverneur Bancorp Inc. (MHC)          88,827    105.82     67.82      27.78       64.09      13.73    122.72
ALLB Greater Delaware Valley Saving (MHC)  376,682     73.32     53.95      31.90       73.58      16.30    111.04
GCBC Greene County Bancorp Inc. (MHC)      259,422     61.24     52.20      38.20       85.23       3.08    107.76
JXSB Jacksonville Bancorp, Inc. (MHC)      266,678     57.33     50.12      40.23       87.42       3.65    107.34
ONFC Oneida FinancialCorp. (MHC)           424,870     63.73     46.38      38.12       72.78      15.06    114.70
PBHC Pathfinder Bancorp, Inc. (MHC)        287,478     91.58     67.56      21.80       73.78      17.41    105.94
ROME Rome Bancorp, Inc. (MHC)              267,773     98.96     75.93      13.21       76.73       8.00    120.72
WCFB Webster City Federal Bancorp (MHC)    106,199     95.06     64.70      18.03       68.06       9.13    125.80
-------------------------------------------------------------------------------------------------------------------
     Average                               259,741     80.88     59.83      28.66       75.21      10.80    114.50
     Median                                267,226     82.45     59.33      29.84       73.68      11.43    112.87
     Maximum                               424,870    105.82     75.93      40.23       87.42      17.41    125.80
     Minimum                                88,827     57.33     46.38      13.21       64.09       3.08    105.94

TBD  Osage Federal
       Financial, Inc.                      77,278     83.03     61.12      26.32       74.25      14.23    113.78

     Variance to the Comparable Median    (189,948)     0.58      1.80      (3.52)       0.57       2.80      0.91

Sources:  SNL and Offering Circular Data, FinPro Computations


     Asset Size - The Bank at $77.3  million,  is  significantly  small than the
     ----------
     Comparable  Group  median  of  $267.2  million.   The  adjustment  for  the
     difference in size will be addressed in the liquidity section.

     Asset Composition - The Bank's net loan to asset ratio of 61.12% is in-line
     -----------------
     with the Comparable Group median of 59.33%.

     Funding Mix - The Bank is  primarily  funded  through  deposits,  74.25% of
     -----------
     assets, and borrowings, 14.23% of assets. The Comparable Group has a deposits to assets ratio of 73.68% and a borrowings to asset ratio of 11.43%.

     Cash Liquidity - The cash  liquidity of the Bank and the  Comparable  Group
     --------------
     appear to be sufficient to meet funding requirements and regulatory guidelines.

Conversion Valuation Appraisal Report                                    Page 37
================================================================================

     Interest Rate Risk - The Bank's  interest rate risk position is illustrated
     -----------------
     on page 18. The Bank's profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group. The Bank's interest earnings assets/interest costing liabilities ratio is above the Comparable Group median.

                            FIGURE 30 - CAPITAL DATA

                                                                   Capital for the Most Recent Quarter
                                                      ----------------------------------------------------------------
                                                                    Tangible     Intangible    Core Capital/ Equity +
                                                        Equity/      Equity/       Assets/      Tangible     Reserves/
                                                        Assets      Tang Assets    Equity        Assets      Assets
 Ticker          Short Name                               (%)          (%)           (%)           (%)         (%)
----------------------------------------------------------------------------------------------------------------------
            Comparable Thrift Data
GOV      Gouverneur Bancorp Inc. (MHC)                   19.77        19.77             -         19.00       20.53
ALLB     Greater Delaware Valley Savings Bank (MHC)       9.25         9.25             -          9.03        9.97
GCBC     Greene County Bancorp Inc. (MHC)                11.13        11.13             -          8.83       11.60
JXSB     Jacksonville Bancorp, Inc. (MHC)                 7.45         6.36         15.62          6.43        8.50
ONFC     Oneida Financial Corp. (MHC)                    11.49         8.85         25.21          7.67       11.99
PBHC     Pathfinder Bancorp, Inc. (MHC)                   7.44         5.88         22.20          7.05        8.03
ROME     Rome Bancorp, Inc. (MHC)                        13.61        13.61             -         14.56       14.22
WCFB     Webster City Federal Bancorp (MHC)              21.31        21.23          0.51         20.89       21.67
----------------------------------------------------------------------------------------------------------------------
         Average                                         12.68        12.01          7.94         11.68       13.31
         Median                                          11.31        10.19          0.26          8.93       11.80
         Maximum                                         21.31        21.23         25.21         20.89       21.67
         Minimum                                          7.44         5.88             -          6.43        8.03

TBD      Osage Federal Financial, Inc.                    9.86         9.86             -          9.86       10.39

         Variance to the Comparable Median               (1.45)       (0.33)        (0.26)         0.93       (1.41)

Sources:  SNL and Offering Circular Data, FinPro Computations

     Capitalization  - The  Comparable  Group's median equity to assets ratio of
     --------------
     11.31% is above than the Bank's ratio of 9.86%. The Bank's pro forma equity to assets ratio is projected to be 13.67% at the midpoint of the valuation range.

     Intangible  Levels - An important factor  influencing  market values is the
     ------------------
     level of intangibles that an institution carries on its books. Three of the Comparables have a material level of intangible assets. The Bank has no intangible assfets.

Conversion Valuation Appraisal Report                                    Page 38
================================================================================


The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned ("REO") and levels of Allowance for Loan and Lease Losses ("ALLL") in assessing the attractiveness of investing in the common stock of an institution.


                         FIGURE 31 - ASSET QUALITY TABLE

                                                                          Asset Quality for the Most Recent Quarter
                                                          --------------------------------------------------------------------
                                                           NPLs/    Reserves/      NPAs/       NPAs/    Reserves/   Reserves/
                                                           Loans      NPLs        Assets      Equity       Loans    NPAs + 90
 Ticker          Short Name                                 (%)       (%)          (%)         (%)         (%)         (%)
------------------------------------------------------------------------------------------------------------------------------
            Comparable Thrift Data
GOV      Gouverneur Bancorp Inc. (MHC)                      0.87      128.24        0.78        3.95        1.12       96.97
ALLB     Greater Delaware Valley Savings Bank (MHC)         2.85       46.73        2.38       25.77        1.33       27.75
GCBC     Greene County Bancorp Inc. (MHC)                   0.17      545.09        0.09        0.78        0.90      545.09
JXSB     Jacksonville Bancorp, Inc. (MHC)                   3.18       65.95        1.75       23.49        2.09       58.32
ONFC     Oneida Financial Corp. (MHC)                       0.15      745.14        0.11        0.93        1.09      472.69
PBHC     Pathfinder Bancorp, Inc. (MHC)                     1.24       70.83        0.96       12.92        0.88       61.55
ROME     Rome Bancorp, Inc. (MHC)                           0.29      283.22        0.22        1.60        0.81      194.36
WCFB     Webster City Federal Bancorp (MHC)                    -          NM        0.05        0.25        0.56       95.04
------------------------------------------------------------------------------------------------------------------------------
         Average                                            1.09      269.31        0.79        8.71        1.10      193.97
         Median                                             0.58      128.24        0.50        2.78        1.00       96.01
         Maximum                                            3.18      745.14        2.38       25.77        2.09      545.09
         Minimum                                               -       46.73        0.05        0.25        0.56       27.75

TBD      Osage Federal Financial, Inc.                      0.11      801.96        0.22        2.22        0.83      242.01

         Variance to the Comparable Median                 (0.47)     673.72       (0.28)      (0.56)      (0.17)     146.01

Sources:  SNL and Offering Circular Data, FinPro Computations

The Bank's level of non-performing loans ("NPL") to total loans, at 0.11% is below the Comparable Group median at 0.58%. The Bank had a non-performing assets to assets ratio of 0.22%, is below the Comparable median of 0.50%. The Bank's reserve level, 0.83% of total loans, is below the Comparable median of 1.00% of loans. The Bank's level of reserves to NPLs is above that of the Comparable Group, due to the Bank's lower level of NPLs.

The Bank's asset mix is similar to the Comparables as represented by similar loan to asset and loan to deposit ratios. The Bank's funding mix is also similar to the Comparable Group. The Bank's interest earning assets/interest bearing liability ratio is slightly above the Comparable median. The Bank's capital levels are below the Comparable Group, but will be higher after the offering. The Bank's asset quality is slightly stronger than the Comparable Group. Taken collectively, a slight upward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report                                    Page 39
================================================================================

        BALANCE SHEET GROWTH



The Bank has experienced declines in loans and deposits, while the Comparable Group has experienced solid growth of loans and deposits.

                      FIGURE 32 - BALANCE SHEET GROWTH DATA

                                                       Balance Sheet Growth
                                                  -----------------------------------
                                                     Asset       Loan      Deposit
                                                     Growth     Growth    Growth
                                                      Rate       Rate      Rate
 Ticker          Short Name                            (%)        (%)       (%)
-------------------------------------------------------------------------------------
           Comparable Thrift Data
GOV      Gouverneur Bancorp Inc. (MHC)                 7.02      10.15     14.47
ALLB     Greater Delaware Valley Savings Bank (MHC)    0.23       6.63      0.58
GCBC     Greene County Bancorp Inc. (MHC)             12.78       2.91     15.09
JXSB     Jacksonville Bancorp, Inc. (MHC)              7.57     (11.34)     5.69
ONFC     Oneida Financial Corp. (MHC)                  0.79       1.08      4.25
PBHC     Pathfinder Bancorp, Inc. (MHC)               11.35      12.30     17.95
ROME     Rome Bancorp, Inc. (MHC)                      6.55      11.86      4.65
WCFB     Webster City Federal Bancorp (MHC)            5.82     (10.29)     7.64
-------------------------------------------------------------------------------------
         Average                                       6.51       2.91      8.79
         Median                                        6.79       4.77      6.67
         Maximum                                      12.78      12.30     17.95
         Minimum                                       0.23     (11.34)     0.58

TBD      Osage Federal Financial, Inc.                (2.86)     (6.66)    (2.61)

         Variance to the Comparable Median            (9.65)    (11.43)    (9.27)

Sources:  SNL and Offering Circular Data, FinPro Computations

Therefore, a downward adjustment is warranted.

Conversion Valuation Appraisal Report                                    Page 40
================================================================================




                EARNINGS QUALITY, PREDICTABILITY AND GROWTH



The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

        o        net interest income
        o        loan loss provision
        o        non-interest income
        o        non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report                                    Page 41
================================================================================


The Bank posted net income of $531 thousand for the year ended June 30, 2003, down $22 thousand from the year ended June 30, 2002. The decrease was attributable to lower net interest income and higher noninterest expense. These changes were partially offset by higher noninterest income resulting from increased gain on sales of loans. The net income for the three months ended September 30, 2003, decreased from the prior period due to lower net interest income.

                          FIGURE 17 - NET INCOME CHART


                                   [BAR GRAPH]

                                Jun - 02     $553
                                Jun - 03     $531
                                Sep - 03     $440

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                    Page 42
================================================================================


The Bank's ROAA is lower than the Comparable Group median. However, the Bank's ROAE is slightly above the Comparable Group due to lower capital levels. The Bank's higher capitalization following the offering is expected to reduce return on equity for the near term. On a pro forma basis, the Bank's ROAA and ROAE are 0.57% and 4.18%, respectively.

                         FIGURE 34 - PROFITABILITY DATA

                                                   Profitability for the LTM
                                                   -------------------------
                                                     Return on    Return on
                                                     Avg Assets   Avg Equity
 Ticker          Short Name                              (%)          (%)
----------------------------------------------------------------------------
              Comparable Thrift Data
GOV      Gouverneur Bancorp Inc. (MHC)                  0.69         3.42
ALLB     Greater Delaware Valley Savings Bank (MHC)     0.36         3.90
GCBC     Greene County Bancorp Inc. (MHC)               0.92         7.94
JXSB     Jacksonville Bancorp, Inc. (MHC)               0.42         5.31
ONFC     Oneida Financial Corp. (MHC)                   0.84         7.27
PBHC     Pathfinder Bancorp, Inc. (MHC)                 0.44         5.70
ROME     Rome Bancorp, Inc. (MHC)                       0.73         5.17
WCFB     Webster City Federal Bancorp (MHC)             1.16         5.42
----------------------------------------------------------------------------
         Average                                        0.70         5.52
         Median                                         0.71         5.37
         Maximum                                        1.16         7.94
         Minimum                                        0.36         3.42

TBD      Osage Federal Financial, Inc.                  0.56         5.76

         Variance to the Comparable Median             (0.15)       (0.40)



Sources:  SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report                                    Page 43
================================================================================

                        FIGURE 35 - INCOME STATEMENT DATA

                                                                             Income Statement for the LTM
                                                    --------------------------------------------------------------------------------
                                                                                                 Non-      Non-
                                                     Yield on               Net       Net     interest   interest              Over-
                                                      Ave Earn   Cost of   Interest  Interest   Income/  Expense/   Efficiency head
                                                      Assets     Funds     Spread    Margin    Avg Asset Avg Assets   Ratio    Ratio
 Ticker          Short Name                              (%)       (%)        (%)       (%)       (%)       (%)      (%)        (%)
------------------------------------------------------------------------------------------------------------------------------------
           Comparable Thrift Data
GOV      Gouverneur Bancorp Inc. (MHC)                 6.54      2.98       3.56      4.11      0.27       3.04    71.37      69.40
ALLB     Greater Delaware Valley Savings Bank (MHC)    5.67      2.75       2.92      3.20      0.32       2.61    77.89      75.59
GCBC     Greene County Bancorp Inc. (MHC)              5.56      1.87       3.69      3.83      1.04       3.24    69.52      60.76
JXSB     Jacksonville Bancorp, Inc. (MHC)              5.68      2.79       2.89      3.09      1.10       2.79    68.39      56.20
ONFC     Oneida Financial Corp. (MHC)                  5.78      2.71       3.07      3.42      2.29       4.19    78.62      62.30
PBHC     Pathfinder Bancorp, Inc. (MHC)                6.15      2.64       3.51      3.66      0.70       3.20    79.16      74.76
ROME     Rome Bancorp, Inc. (MHC)                      6.38      1.90       4.48      4.80      0.47       3.26    66.86      63.32
WCFB     Webster City Federal Bancorp (MHC)            6.10      3.02       3.08      3.70      0.35       2.09    52.69      48.11
------------------------------------------------------------------------------------------------------------------------------------
         Average                                       5.98      2.58       3.40      3.73      0.82       3.05    70.56      63.81
         Median                                        5.94      2.73       3.30      3.68      0.59       3.12    70.45      62.81
         Maximum                                       6.54      3.02       4.48      4.80      2.29       4.19    79.16      75.59
         Minimum                                       5.56      1.87       2.89      3.09      0.27       2.09    52.69      48.11

TBD      Osage Federal Financial, Inc.                 5.24      3.03       2.21      2.61      1.21       2.88    76.05      64.74

         Variance to the Comparable Median            (0.70)     0.30      (1.09)    (1.07)     0.63      (0.24)    5.61       1.93

Sources:  SNL and Offering Circular Data, FinPro Computations

Relative to the Comparable Group median the Bank's yield on average earnings assets was 70 basis points lower and the cost of funds was 30 basis points higher. The 107 basis point net margin disadvantage is partially offset by a 24 basis point advantage in noninterest expense. The Bank's level of noninterest income is 0.63% higher than the Comparable median. The higher noninterest income is primarily due to a gain on sale of loans, resulting from the refinance boom. It is expected that the Bank's level of noninterest income derived from loan sales will decline.

The Bank's efficiency ratio of 76.05% is higher than the Comparable median of 70.45%.

On a forward looking basis, after the conversion the Bank's operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

The Bank is slightly less profitable than the Comparables. The Bank's earnings are declining. The Bank has an advantage in noninterest expense, but also has a large disadvantage in net interest margin. The gains on sale of loans will likely decline in the future. Taken collectively, a slight downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report                                    Page 44
================================================================================


                MARKET AREA



The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

Specifics on the Bank's markets were delineated in Section 2 - Market Area Analysis. The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

                          FIGURE 36 - MARKET AREA DATA

                               [GRAPHIC OMITTED]

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

Sources:  SNL Securities, Claritas and US Bureau of Labor Statistics

The Bank's market area has no population growth, however, the Comparable Group's markets are projected to decline modestly. The Bank's markets have lower population density. Unemployment levels are modestly higher in the Bank's markets. Median income levels are lower in the Bank's markets. However, the Bank faces slightly less competition. Based upon these factors, a modest downward adjustment is warranted for market area.

Conversion Valuation Appraisal Report                                    Page 45
================================================================================


                CASH DIVIDENDS



The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Recent tax code changes have made cash dividends more attractive to investors.

                            FIGURE 37 - DIVIDEND DATA


                                                                Dividends
                                                          ----------------------
                                                           Current LTM Dividend
                                                          Dividend   Payout
                                                             Yield    Ratio
 Ticker          Short Name                                     ($)      (%)
--------------------------------------------------------------------------------
           Comparable Thrift Data
GOV      Gouverneur Bancorp Inc. (MHC)                        2.17    96.15
ALLB     Greater Delaware Valley Savings Bank (MHC)           1.26    90.00
GCBC     Greene County Bancorp Inc. (MHC)                     2.15    63.64
JXSB     Jacksonville Bancorp, Inc. (MHC)                     1.87    55.56
ONFC     Oneida Financial Corp. (MHC)                         2.34    78.57
PBHC     Pathfinder Bancorp, Inc. (MHC)                       2.31    54.90
ROME     Rome Bancorp, Inc. (MHC)                             0.99    60.85
WCFB     Webster City Federal Bancorp (MHC)                   5.15   156.25
--------------------------------------------------------------------------------
         Average                                              2.28    81.99
         Median                                               2.16    71.11
         Maximum                                              5.15   156.25
         Minimum                                              0.99    54.90

TBD      Osage Federal Financial, Inc.                          NA       NA

         Variance to the Comparable Median                      NA       NA


Sources:  SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report                                    Page 46
================================================================================

All Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 71.11%, ranging from a high of 156.25% to a low of 54.90%. The Bank, on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 13.67%. The Bank will have adequate capital and profits to pay cash dividends. As such, no adjustment is indicated for this factor.

Conversion Valuation Appraisal Report                                    Page 47
================================================================================


                LIQUIDITY OF THE ISSUE



The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

                     FIGURE 38 - MARKET CAPITALIZATION DATA

                                                                        Market Data
                                            ----------------------------------------------------------------
                                                                                         Publicly       Tangible
                                                    Market    Price   Price    Price    Reported     Publicly Rep
                                                    Value Per Share   High      Low    Book Value    Book Value
               Short Name                             ($)      ($)     ($)      ($)       ($)           ($)
--------------------------------------   -------------------------------------------------------------------------
          Comparable Thrift Data
GOV   Gouverneur Bancorp Inc. (MHC)                  27.33    12.00   12.95     9.15      7.71           7.71
ALLB  Greater Delaware Valley Savings Bank (MHC)     98.08    28.50   33.99    22.35     10.13          10.13
GCBC  Greene County Bancorp Inc. (MHC)               68.30    33.44   33.44    19.00     14.44          14.44
JXSB  Jacksonville Bancorp, Inc. (MHC)               31.09    16.01   16.95    10.61     10.24           8.64
ONFC  Oneida Financial Corp. (MHC)                  118.04    23.90   27.90    17.90      9.88           7.39
PBHC  Pathfinder Bancorp, Inc. (MHC)                 42.21    17.35   17.90    13.20      8.79           6.84
ROME  Rome Bancorp, Inc. (MHC)                      127.08    29.76   30.25    16.61      8.52           8.52
WCFB  Webster City Federal Bancorp (MHC)             49.83    13.21   14.55     9.15      6.00           5.97
------------------------------------------------------------------------------------------------------------------
      Average                                        70.25    21.77   23.49    14.75      9.46           8.71
      Median                                         59.07    20.63   22.90    14.91      9.34           8.12
      Maximum                                       127.08    33.44   33.99    22.35     14.44          14.44
      Minimum                                        27.33    12.00   12.95     9.15      6.00           5.97

TBD   Osage Federal Financial, Inc.                  15.04       NA      NA       NA        NA             NA

      Variance to the Comparable Median             (44.03)      NA      NA       NA        NA             NA


Sources:  SNL and Offering Circular Data, FinPro Computations


The market capitalization values of the Comparable Group range from a low of $27.3 million to a high of $127.1 million with a median market capitalization of $59.1 million. The Bank expects to have $15.0 million of market capital at the midpoint on a pro forma basis. The bid/ask spread on nonliquid stocks can be extremely wide.

A downward adjustment for this factor appears warranted, due to the lower level of market capitalization and expected liquidity, relative to the Comparables. Additionally, it is expected that the Bank will trade on the OTC Electronic Bulletin Board.

Conversion Valuation Appraisal Report                                    Page 48
================================================================================


                RECENT REGULATORY MATTERS



Regulatory matters influence the market for thrift conversions. Recently, the OTS has issued revised rules on conversions. The major emphasis of the revised rules is to make MHCs more attractive.

The OTS allows for dividend waivers without any dilution to the minority shareholders. The OTS relaxed its repurchase restrictions after the first year, and now allows for additional benefits to insiders when the minority issuance is less than 49.00%. Offsetting these factors is the OTS prohibition of mergers within three years of conversion.

Taken collectively, no adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report                                    Page 49
================================================================================



5.  OTHER FACTORS



                MANAGEMENT



The Bank has developed a good management team with considerable banking experience. The Bank's organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions.

There is a limited quantity of managers at the Bank. In essence, the success of the Bank depends upon one individual. The dependence on one individual for the success of the Bank is a risk factor that must be considered.

Also, there is not an abundant pool of talent from which to attract additional managers, as rural Oklahoma is limited in this way.

As such, a modest downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report                                    Page 50
================================================================================

                SUBSCRIPTION INTEREST



The pro forma price to tangible book multiple of MHC conversions has risen from 56.28% in 2000 to 74.42% in 2001 to 91.56% in 2002 and to 137.91% in 2003.

          FIGURE 39 - MHC REORGANIZATIONS (SINCE 1/1/99) PRO FORMA DATA


                               [GRAPHIC OMITTED]

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

Source:  SNL Securities

Conversion Valuation Appraisal Report                                    Page 51
================================================================================




Despite the increase in pro forma pricing multiples, illustrated on the previous page, the one-month price pop has increased from 3.75% in 2000 to 36.00% in 2001, down to 25.40% in 2002 and then up to 64.57% in 2003 YTD. The aftermarket performance of standard conversions and second step conversions as also been strong.

               FIGURE 40 - MHC REORGANIZATIONS PRICE APPRECIATION


                                [GRAPHIC OMITTED]

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

Source:  SNL Securities

Based on the strong aftermarket appreciation of MHC conversions and the thrift conversion market as a whole, an upward adjustment is warranted.

Conversion Valuation Appraisal Report                                    Page 52
================================================================================



        VALUATION ADJUSTMENTS



Relative to the Comparables the following adjustments need to be made to the Bank's pro forma market value.

Valuation Factor                                            Valuation Adjustment
--------------------------------------------------------------------------------

Financial Condition                                          Slight Upward

Balance Sheet Growth                                         Downward

Earnings Quality, Predictability and Growth                  Slight Downward

Market Area                                                  Modest Downward

Dividends                                                    No Adjustment

Liquidity of the Issue                                       Downward

Recent Regulatory Matters                                    No Adjustment



Additionally, the following adjustment should be made to the Bank's market value.

Valuation Factor                                            Valuation Adjustment
--------------------------------------------------------------------------------

Management                                                   Modest Downward

Subscription Interest                                        Upward

Conversion Valuation Appraisal Report                                    Page 53
================================================================================



7.  VALUATION

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, four key pricing multiples were considered. The four multiples include:

         Price to core earnings ("P/E")

         Price to tangible book value ("P/TB")

         Price to book value ("P/B")

         Price to assets ("P/A")

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in
Exhibit 11.



        DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES



To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all New Jersey public thrifts, all publicly traded thrifts and the recent (2000 to date) and historical standard conversions were assessed. The multiples for the Comparable Group, all publicly traded thrifts, and New Jersey publicly traded thrifts are shown in Exhibit 8.

     Price to Earnings - According to the OTS Appraisal  Guidelines:  "When both
     -----------------
     the converting institution and the comparable companies are recording "normal" earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach." In this particular case, the Bank's earnings are "normal". As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

Conversion Valuation Appraisal Report                                    Page 54
================================================================================

     Price to  Book/Price  to  Tangible  Book - According  to the OTS  Appraisal
     ----------------------------------------
     Guidelines: "The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data."

     Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro feels that thrifts often trade on a price to tangible book basis.

     Price to Assets - According to the OTS Appraisal Guidelines: "This approach
     ---------------
     remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach)." FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report                                    Page 55
================================================================================


        FULL OFFERING VALUE IN RELATION TO COMPARABLES



Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint for a full standard conversion is estimated to be $15,035,000. Based upon a range below and above the midpoint value, the relative values are $12,779,750 at the minimum and $17,290,250 at the maximum respectively. At the super maximum of the range, the offering value would be $19,883,790.

At the various levels of the estimated value range, the full offering would result in the following offering data:

                     FIGURE 41 - VALUE RANGE - FULL OFFERING

--------------------------------------------------------------------------------
                               Total Shares         Price            Total
Conclusion                        Shares          Per Share          Value
--------------------------------------------------------------------------------

Appraised Value - Midpoint        1,503,500        $10.00          $15,035,000

Range:
  - Minimum                       1,277,975         10.00           12,779,750
  - Maximum                       1,729,025         10.00           17,290,250
  - Super Maximum                 1,988,379         10.00           19,883,790

Source:  FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report                                    Page 56
================================================================================

          FIGURE 42 - AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES

                                         ----------------------------------------------------------------------------------
                                             Bank         Comparables                 State                  National
                                         -------------------------------------------------------------------------------------
                                                       Mean       Median           Mean      Median       Mean       Median
                                                       ----       ------           ----      ------       ----       ------
                                   Min      23.81
Price-Core Earnings Ratio P/E      Mid      27.78      43.63        42.25          33.83       33.83      52.55        41.19
-----------------------------      Max      31.25
                                   Smax     35.71

                                   Min     69.01%
Price-to-Book Ratio P/B            Mid     73.31%    102.53%      100.20%        134.87%     134.87%    105.26%      101.92%
-----------------------            Max     76.86%
                                   Smax    80.26%

                                   Min     69.01%
Price-to-Tangible Book Ratio P/TB  Mid     73.31%    106.94%      104.02%        134.87%     134.87%    109.63%      105.05%
---------------------------------  Max     76.86%
                                   Smax    80.26%

                                   Min     14.49%
Price-to-Assets Ratio P/A          Mid     16.67%     24.76%       23.83%         35.46%      35.46%     25.69%       26.01%
-------------------------          Max     18.76%
                                   Smax    21.06%

Source:  FinPro Calculations

This equates to the following multiples:

         FIGURE 43 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES
                        TO THE BANK'S PRO FORMA MIDPOINT

                                              ------------------------------------------------------
                                                                Price Relative to
                                              ------------------------------------------------------
                                                             Core               Tangible
                                                Earnings  Earnings      Book       Book      Assets
----------------------------------------------------------------------------------------------------
The Bank (at midpoint) Full Converion            27.78      27.78      73.31%     73.31%     16.67%
----------------------------------------------------------------------------------------------------
Comparable Group Median                          34.68      42.25     100.20%    104.02%     23.83%
----------------------------------------------------------------------------------------------------
(Discount) Premium                              -19.90%    -34.24%    -26.83%    -29.52%    -30.06%
----------------------------------------------------------------------------------------------------

Source:  SNL data, FinPro Calculations

As Figure 43 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 34.24% on a core earnings basis. On a price to tangible book basis, the Bank is priced at a 29.52% discount to the Comparable Group.

         FIGURE 44 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES
                      TO THE BANK'S PRO FORMA SUPER MAXIMUM

                                              ------------------------------------------------------
                                                                Price Relative to
                                              ------------------------------------------------------
                                                             Core               Tangible
                                                Earnings  Earnings      Book       Book      Assets
----------------------------------------------------------------------------------------------------
The Bank (at the supermax) Full Converion        35.71      35.71      80.26%     80.26%     21.06%
----------------------------------------------------------------------------------------------------
Comparable Group Median                          34.68      42.25     100.20%    104.02%     23.83%
----------------------------------------------------------------------------------------------------
(Discount) Premium                                2.97%    -15.47%    -19.90%    -22.84%    -11.64%
----------------------------------------------------------------------------------------------------

Source:  SNL data, FinPro Calculations

As Figure 44 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 15.47% on a core earnings basis. On a price to tangible book basis, the Bank is priced at an 22.84% discount to the Comparable Group.

Conversion Valuation Appraisal Report                                    Page 57
================================================================================


The Bank pricing at the midpoint for a MHC Conversion assuming an issuance of 30.00%, is estimated to be $4,510,500. Based upon a range below and above the midpoint value, the relative values are $3,833,930 at the minimum and $5,187,080 at the maximum, respectively. At the super maximum of the range, the offering value would be $5,965,140.

                    FIGURE 45 - VALUE RANGE MHC OFFERING DATA

--------------------------------------------------------------------------------
                                          Total       Price per       Total
Conclusion                               Shares         Share         Value
--------------------------------------------------------------------------------
Appraised Value - $12,779,750 at 30%     383,393         $10        $3,833,930
Appraised Value - $15,035,000 at 30%     451,050         $10        $4,510,500
Appraised Value - $17,290,250 at 30%     518,708         $10        $5,187,080
Appraised Value - $19,883,790 at 30%     596,514         $10        $5,965,140

Source:  FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report                                    Page 58
================================================================================


        COMPARISON TO
        NONLIQUID MHC



Nonliquid companies traded at lower levels relative to liquid companies, as discussed in the liquidity of the issue section. The following table displays the trading multiples of all pink sheet MHCs relative to all liquidity traded MHCs and relative to the Bank at the minimum and super maximum of the estimated value range.

                 FIGURE 46 - COMPARISON TO RECENT MHC OFFERINGS,
                              AS IF FULLY CONVERTED

                                [GRAPHIC OMITTED]

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.


Source: SNL Securities, FinPro Calculations


As a secondary check, FinPro selected all Southwestern pink sheet MHCs for comparison. There are no Oklahoma pink sheet MHCs.

Conversion Valuation Appraisal Report                                    Page 59
================================================================================

       FIGURE 47 - SOUTHWEST PINK SHEET MHC AS IF FULLY CONVERTED PRICING
                   MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT

                                              ------------------------------------------------------
                                                                Price Relative to
                                              ------------------------------------------------------
                                                             Core               Tangible
                                                Earnings  Earnings      Book       Book      Assets
----------------------------------------------------------------------------------------------------
The Bank (at midpoint) Full Conversion           27.78      27.78      73.31%     73.31%     16.67%
----------------------------------------------------------------------------------------------------
Southwest Pink Sheet MHC Median                  33.52      33.53      80.71%     80.71%     22.96%
----------------------------------------------------------------------------------------------------
(Discount) Premium                              -17.13%    -17.16%     -9.17%     -9.17%    -27.40%
----------------------------------------------------------------------------------------------------

Source:  SNL data, FinPro Calculations

As Figure 47 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 17.16% on a core earnings basis. On a price to tangible book basis, the Bank is priced at a 9.17% discount to the Southwest Pink Sheet MHC median.

       FIGURE 48 - SOUTHWEST PINK SHEET MHC AS IF FULLY CONVERTED PRICING
                MULTIPLES TO THE BANK'S PRO FORMA SUPER MAXIMUM

                                              ------------------------------------------------------
                                                                Price Relative to
                                              ------------------------------------------------------
                                                             Core               Tangible
                                                Earnings  Earnings      Book       Book      Assets
----------------------------------------------------------------------------------------------------
The Bank (at the supermax) Full Conversion       35.71      35.71      80.26%     80.26%     21.06%
----------------------------------------------------------------------------------------------------
Southwest Pink Sheet MHC Median                  33.52      33.53      80.71%     80.71%     22.96%
----------------------------------------------------------------------------------------------------
(Discount) Premium                                6.52%      6.49%     -0.56%     -0.56%     -8.28%
----------------------------------------------------------------------------------------------------

Source:  SNL data, FinPro Calculations

As Figure 48 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a premium of 6.49% on a core earnings basis. On a price to tangible book basis, the Bank is priced at an 0.56% discount to the Southwest Pink Sheet MHC median.

Conversion Valuation Appraisal Report                                    Page 60
================================================================================


        COMPARISON TO RECENT
          MHC CONVERSIONS




To verify and validate that the range created on a comparable basis is appropriate, FinPro compared the pricing of this deal relative to other MHC conversions. There are two recent conversions that closed at the super maximum of the estimated value range. There is one pending MHC conversion with an approved estimated value range.


                 FIGURE 49 - COMPARISON TO RECENT MHC OFFERINGS

                                                Fully Converted
                                                Valuation Range
                                Minimum   Midpoint   Maximum          S. Maximum
American - Closed
-----------------               ------------------------------------------------
Price/EPS with Adjustment (x)      17.9      20.4      23.3                 27.0
Price/Tangible Book Value (%)     67.2%     71.6%     75.2%                78.7%
                                ------------------------------------------------

Flatbush - Closed
-----------------               ------------------------------------------------
Price/EPS with Adjustment          42.1      50.0      57.1                 66.7
Price/Tangible Book Value         64.9%     69.3%     73.7%                77.3%
                                ------------------------------------------------

Cheviot - Approved
-----------------               ------------------------------------------------
Price/EPS with Adjustment            NA      32.2        NA                   NA
Price/Tangible Book Value            NA     74.9%        NA                   NA
                                ------------------------------------------------

Osage - Proposed
-----------------               ------------------------------------------------
Price/EPS with Adjustment          23.8      27.8      31.3                 35.7
Price/Tangible Book Value         69.0%     73.3%     76.9%                80.3%
                                ------------------------------------------------

Source: FinPro research of SEC filings
Note: Clifton is on file, but no published figures are currently available.


The valuation for the Bank is slightly below the range for Cheviot, which was approved by the OTS on October 24, 2003. The Bank has a less attractive market area, relative to Cheviot and is much smaller than Cheviot and therefore will not have much liquidity.

FinPro is comfortable pricing of the Bank relative to the other recent MHCs.

Conversion Valuation Appraisal Report                                    Page 61
================================================================================



                VALUATION CONCLUSION



We believe that the discounts on an earnings and a tangible book basis are appropriate relative to the Comparable Group. This range was confirmed by the trading values of other illiquid MHCs, such as Roebling. Additionally, this range was analyzed relative to the last OTS approved valuation range, Cheviot. The Bank is priced above Cheviot on a tangible book basis, but at a discount on an earnings basis.

It is, therefore, FinPro's opinion that as of December 4, 2003, the estimated pro forma market value of the Bank in a full offering was $15,035,000 at the midpoint of a range with a minimum of $12,779,750 to a maximum of $17,290,250 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $19,883,790.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 45.00% will equal 383,393 shares, 451,050 shares, 518,708 shares and 596,514 shares at the minimum, midpoint, maximum and super maximum, respectively.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revised the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank's operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.